Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meredith Corporation:

We consent to the incorporation by reference in the Registration Statements No. 333-72635 on Form S-3 and No. 333-87888, No. 333-21979, No. 333-04033, No. 33-2094, No. 2-54974, No. 33-59258, and No. 333-125675, each on Form S-8, of Meredith Corporation of our reports dated August 23, 2007, with respect to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2007, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007 annual report on Form 10-K of Meredith Corporation.

/s/ KPMG  LLP

Des Moines, Iowa
August 23, 2007